Exhibit 10.72

Execution

MAINTENANCE AND MANAGEMENT AGREEMENT

(STARK PORT PUBLIC ROADWAY)

by and between

STARK COUNTY PORT AUTHORITY

and

HOF VILLAGE NEWCO, LLC, Manager

$18,100,000

Stark County Port Authority

Tax Increment Financing Revenue Bonds, Series 2023

(Hall of Fame Village Development Project)

Dated

as of

February 1, 2023

Squire Patton Boggs (US) LLP

Bond Counsel

i

MAINTENANCE AND MANAGEMENTAGREEMENT

(STARK PORT PUBLIC ROADWAY)

This Maintenance and Management Agreement (Stark Port Public Roadway) (“Agreement”) is made as of February 1, 2023, by and between the Stark County Port Authority (together with any successor thereto under this Agreement, the “Port Authority”), a port authority and a body corporate and politic duly organized and validly existing under the laws of the State of Ohio (“State”), and HOF Village Newco, LLC, a Delaware limited liability company authorized to transact business in the State (“HOFV Newco” and, together with any permitted successor or assign hereunder, “Manager”), and is joined by Hall of Fame Resort & Entertainment Company, a Delaware corporation authorized to transact business in the State and the sole member of HOFV Newco (“HOFREco”), as to certain obligations, under the following circumstances (with each word or term used in this Agreement as a defined term, and which is not expressly defined herein, having the meaning assigned to it in, or in accordance with, Section 1 of this Agreement):

RECITALS

WHEREAS, the Port Authority has agreed in the Cooperative Agreement to issue the Series 2023 Bonds under the Indenture for the Project Purposes including, in part, to finance costs of Provision of the 2023 Project Improvements including, without limitation, costs of acquiring the Stark Port Public Roadway to serve the Roadway Function and including, specifically: (i) acquisition from HOFV Newco of the Stark Port North Public Roadway comprised of the Stark Port North Roadway Easements and the Stark Port North Roadway Improvements, and (ii) acquisition from HOFV Parking of its rights and interests in the South Gateway Public Roadway (comprised of its leasehold interest in and to the South Gateway Public Roadway Site, as released from the Parking Project Lease, and its interest in the South Gateway Roadway Improvements);

WHEREAS, the Operation and Maintenance Agreement (executed by the City and a predecessor of HOFV Newco in 2017, and assumed by HOFV Newco on or about June 30, 2020) allocates certain rights, responsibilities and obligations as between the City and HOFV Newco with respect to the operation, maintenance, repair, replacement and expansion of HOFV Infrastructure, identifying certain of the HOFV Infrastructure as Designated HOFV Infrastructure and components of the HOFV Infrastructure as Critical Components, Dedicated Roads, Water and Sanitary Sewer infrastructure and Storm Sewer and Retention Facilities;

WHEREAS, the Stark Port Public Roadway is comprised of a portion of the roadway system shown in the “O & M Agreement – Road Exhibit E” included in the Operation and Maintenance Agreement, and connecting to Critical Components and/or Dedicated Roads, as shown therein, and to be constructed and maintained consistent with any applicable requirements of the Operation and Maintenance Agreement and, upon the acquisition thereof by the Port Authority will constitute “Financed HOFV Infrastructure”, as defined in the Operation and Maintenance Agreement;

WHEREAS, HOFV Newco and HOFREco have represented and warranted to the Port Authority that the Stark Port Public Roadway Improvements have been Constructed consistent with any applicable requirements of the Development Agreement and the Operation and Maintenance Agreement, HOFV Newco has executed and delivered the Stark Port North Roadway Deed to the Port Authority, HOFV Parking has executed and delivered the South Gateway Release and Quitclaim to the Port Authority, and the Stark Port North Roadway Deed and the South Gateway Release and Quitclaim have been recorded in the Official Records of the County;

WHEREAS, the Port Authority has authorized the acquisition and acceptance of the Stark Port Public Roadway for the Roadway Function, including to serve as a public roadway located within the City available, and to be maintained by the Port Authority, for public use, for which the Port Authority will have maintenance, management, operation, repair and replacement responsibilities and obligations, including any responsibilities otherwise applicable to HOFV Newco under the Operation and Maintenance Agreement;

WHEREAS, details of the anticipated HOFV Infrastructure and its ownership and control have evolved over time and notwithstanding that certain provisions of the Operation and Maintenance Agreement may suggest that a part or parts of the Stark Port Public Roadway may be Critical Components under the Operation and Maintenance Agreement, the Stark Port Public Roadway will not be dedicated to, or accepted by the City, for public use in such manner as would be required for it to become a City street and a Dedicated Road within the meaning of the Operation and Maintenance Agreement, and it is understood that neither HOFV Newco nor the City intend that any part of the Stark Port Public Roadway be treated as a Critical Component or Dedicated Road within the meaning of the Operation and Maintenance Agreement;

WHEREAS, the Operation and Maintenance Agreement contemplates that roads not designated as Critical Components and controlled by HOFV Newco will at all times be maintained, repaired, expanded or replaced by HOFV Newco, or its successors and permitted assigns, and the City has confirmed under the Operation and Maintenance Agreement its obligation to provide customary fire, police and safety services for all areas of the City;

WHEREAS, all components of the Stark Port Public Roadway are connected, both directly and indirectly, to Dedicated Roads for which the City has certain responsibilities under the Operation and Maintenance Agreement and other roads dedicated to public use for which another governmental entity has responsibilities, and the City also agrees under the Operation and Maintenance Agreement to cooperate with HOFV Newco in connection with removal of snow and ice from any roads or rights-of-way that are to be serviced partially by HOFV Newco and partially by the City or another governmental entity and to reasonably assist HOFV Newco in coordinating with any other governmental entity that may have responsibility for any portion of the HOFV Infrastructure for which HOFV Newco has responsibility; and

WHEREAS, in connection with the acquisition by the Port Authority of the Stark Port Public Roadway, (i) HOFV Newco proposes to assign (without release of HOFV Newco), and the Port Authority proposes to accept and assume, each with the consent of the City and pursuant to the Partial Assignment, HOFV Newco’s assignment to the Port Authority of all of HOFV Newco’s rights, and the assumption by the Port Authority of all of HOFV Newco’s responsibilities and obligations, under the Operation and Maintenance Agreement insofar as they relate to the Stark Port Public Roadway, and (ii) the Port Authority wishes to contract with an independent contractor having expertise in the management, maintenance, operation, repair, replacement and use of roadways such as the Stark Port Public Roadway, and HOFV Newco, as the initial Manager, wishes to provide the expertise and services required for the management, maintenance, operation, repair, replacement and use of the Stark Port Public Roadway for the Roadway Function including, without limitation, any and all services required to satisfy any and all responsibilities and obligations required to be performed by the Port Authority under the Operation and Maintenance Agreement with respect to the Stark County Public Roadway by virtue of the Partial Assignment;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of such consideration being hereby mutually acknowledged, the Manager and the Port Authority hereby covenant and agree as follows:

Section 1. Definitions. In addition to the words and terms defined below or elsewhere in this Agreement or by reference to another document, unless the context shall otherwise clearly indicate a different meaning or intent, each word or term used in this Agreement as a defined term and not otherwise defined expressly herein shall have the meaning assigned to that word or term set forth on the Master Definitions List attached as Appendix I to the Cooperative Tax Increment Financing Agreement dated as of February 1, 2023 among the Port Authority, the City, HOFREco and HOFV Newco, and joined to a limited extent by certain companies affiliated with and controlled by HOFV Newco and HOFREco (the “Cooperative Agreement”).

“Arrangement” means a contract, agreement or other arrangement.

“Bond Counsel” means Squire Patton Boggs (US) LLP or other counsel acceptable to the Port Authority and nationally recognized as having expertise in connection with the exclusion of interest on obligations of states and local governmental units from the gross income of holders thereof for federal income tax purposes.

“Capital Repairs” means any work or purchases that are reasonably required to be performed in, on or about the Stark Port Public Roadway to repair, restore, replace or improve the Stark Port Public Roadway Improvements, or any discrete portion thereof, other than Routine Maintenance, and which are necessitated by any damage, destruction, ordinary wear and tear, defects in construction or design, or any other cause.

“Critical Components” has the meaning assigned to that term in the Operation and Maintenance Agreement.

“Conveyance” means, as the context shall require, either or both of the Stark Port North Roadway Deed (as to the Stark Port North Public Roadway) and the South Gateway Release and Quitclaim (as to the South Gateway Public Roadway).

“Dedicated Roads” has the meaning assigned to that term in the Operation and Maintenance Agreement.

“Emergency” means an event or occurrence that, in the judgment of Manager or the Port Authority, requires immediate remedial action: (a) to protect the health or safety of persons or damage to or destruction of property or (b) to comply with any applicable law to the extent that noncompliance therewith would materially adversely affect operation or use of the Stark Port Public Roadway or any part thereof, or would result, or could reasonably be asserted or alleged to result, in criminal or civil liability of the Manager or the Port Authority or any official, officer, director, employee or agent thereof.

“Expenses” means:

(a) the cost and expense of maintaining, managing, operating, repairing and replacing all or any portion of the Stark Port Public Roadway Improvements, including without limitation, all costs and expenses of Routine Maintenance and Capital Repairs incurred by the Manager under this Agreement;

(b) the cost of electricity, storm drainage and any other utilities serving the Stark Port Public Roadway or any part thereof including, without limitation, electricity consumed in the provision of outside lighting required for the continuous operation and use of the Stark Port Public Roadway;

(c) the cost of cleaning, removing and disposing of trash, waste and other debris from the Stark Port Public Roadway or any part thereof;

(d) the cost, expense, and premiums for all insurance to be provided with respect to the maintenance, operation, repair, replacement and use of the Stark Port Public Roadway Project;

(e) real estate taxes, payments in lieu thereof (whether imposed by law or otherwise), and assessments (whether general or special, and whether imposed by any Governmental Authority, land restriction or otherwise) imposed on and allocable to the Stark Port Public Roadway and any other taxes assessed to any property used, or commercial activity carried out, in connection with maintenance, management, operation, repair, replacement or use of the Stark Port Public Roadway or any part thereof;

(f) payroll expenses incurred by the Manager for personnel engaged directly in furnishing any of the services described in (a) through (e) of this definition, including without limitation, wages, health insurance and all other fringe benefits and employer wage taxes;

(g) payments on service contracts entered into by the Manager in connection with the provision of any services relating to the maintenance (including preventive maintenance), management, operation, repair, replacement or use of the Stark Port Public Roadway or any part thereof including, without limitation, operating contracts and any fees and expenses of subcontractors;

(h) accounting expenses incurred by the Manager for independent accountants engaged in connection with financial administration and record keeping relating to this Agreement including, without limitation, the determination of Expenses hereunder;

(i) legal and other costs and expenses incurred by the Manager in connection with disputes arising under this Agreement or its performance including, without limitation, disputes with Operators and Service Providers;

(j) any other cost, expense, fee (management or otherwise) or charge reasonably attributable to the operation, maintenance, management, repair, replacement or use of the Stark Port Public Roadway that is incurred by the Manager during the Term of this Agreement.

“Museum” means the Pro Football Hall of Fame and Museum owned by The National Football Museum, Inc., an Ohio nonprofit corporation, located at 2121 George Halas Drive NW, Canton, Ohio.

“No Adverse Effect Opinion” means an Opinion of Bond Counsel addressed to the Port Authority and the Trustee to the effect that an action, or the failure to take an action, in and of itself, will not adversely affect the Tax Status of the Series 2023 Bonds.

“Operator” means the Manager unless a professional management company or other entity qualified to provide the specified services has been retained by the Manager as Operator, as provided in Section 2 hereof.

“Operator Subcontract” means an agreement between the Manager and a separate Operator for the general operation, maintenance, management, repair and replacement, consistent herewith, of the Stark Port Public Roadway. For avoidance of doubt, an agreement for the provision of specific services is a Service Contract, but is not an Operator Subcontract.

“Partial Assignment” means the Partial Assignment of Operations and Maintenance Agreement made as of February 2, 2023, by and between HOFV Newco and the Port Authority, with the Consent of the City.

“Private Business Use” means use, directly or indirectly, by any Private Person, other than use as a member of, and on the same basis as, natural persons not engaged in a trade or business within the meaning of the Code.

“Private Person” means any person other than a “governmental unit” within the meaning of Section 150(a)(2) of the Code.

“Roadway Function” means availability of the Stark County Public Roadway on an ongoing basis for the safe, secure and continuous movement of (a) members of the general public including, without limitation, pedestrians and vehicles of any kind, whether motorized or manually powered, (b) employees and invitees of (i) owners of properties within the Development and their tenants, (ii) the Museum and (iii) the Canton City District, and (c) persons travelling to, from and through the area of the Development, the Museum, the Canton City District campus and surrounding areas.

“Routine Maintenance” means the provision of all labor and materials that are required to keep (a) the Stark Port Public Roadway Improvements in good order and repair, including without limitation, all maintenance and repair of a routine, regular and predictable nature, and (b) the entirety of the Stark Port Public Roadway Site reasonably clean and free of garbage, waste and other debris. Routine Maintenance includes, but is not limited to, the following:

(a) performing, as regular, periodic maintenance, all preventive or routine maintenance of the nature and type contemplated by City policies, procedures and regulations applicable to Dedicated Roads;

(b) changing of light bulbs, fuses, circuit breakers and street lighting fixtures as their functionality is exhausted;

(c) cleaning, removing and disposing of trash, waste and other debris from the Stark Port Public Roadway;

(d) contracting for provision of, or providing, routine care for any sweepers, snowplows or other vehicles or equipment needed to maintain the Stark Port Public Roadway Improvements;

(e) patching, repaving, striping and repairing all Stark Port Public Roadway Improvements, whether due to normal wear and tear or damage or destruction, including without limitation, by any provider of utility services in connection with the installation, maintenance, removal, repair or replacement of any utility facilities located in, upon or under the Stark Port Public Roadway Site;

(f) snowplowing and removal of snow and ice from all surfaces of the Stark Port Public Roadway Improvements (in cooperation with the City in accordance with the Operation and Maintenance Agreement);

(g) maintaining and repairing, including provision of all labor and equipment required to maintain and repair, all manholes, valves, pumps, vents, pipes, electrical components, conduits, meters, poles and wires, and connections between any of the foregoing, located in, upon or under the Stark Port Public Roadway Site if and to the extent required to permit the operation of the Stark Port Public Roadway as contemplated by this Agreement; and

(h) trimming, watering, seeding, weeding, mowing, irrigating, repairing and replacing landscaping, trees, fences and signs on the Stark Port Public Roadway Site.

“Service Contract” means any Arrangement relating to or involving (i) the use of all or any portion of the Stark Port Public Roadway, or (ii) any function of all or any portion of the Stark Port Public Roadway, or (iii) services provided by, to or through the Stark Port Public Roadway (for example, security services for the Stark Port Public Roadway), including without limitation, any Arrangement under which services are to be provided by a Service Provider or to any Private Person (including, but not limited to, any contract to provide utility services).

“Service Provider” means a Private Person including but not limited to an Operator.

“Stated Term” means the period from and including the date of execution and delivery of this Agreement to the Stated Termination Date.

“Stated Termination Date” means January 31, 2038.

“Term” means the Stated Term of this Agreement and any renewal thereof permitted hereby, subject to prior termination in accordance with Section 4 or 5 hereof.

Section 2. Composition; Management Rights and Obligations; Operation and Use.

(a) Composition, Purpose, Operation and Use. The Stark Port Public Roadway is comprised of the Stark Port Public Roadway Site and the Stark Port Public Roadway Improvements and includes, without limitation, the base and surface roadway, including bicycle lanes, curbing, drainage inlets and outlets, driveway aprons, lighting, sidewalks and other walkways, traffic signs and signalization, berms and landscaping, and any fencing or other improvements made on, in or under the Stark Port Public Roadway Site, excluding, however, any facilities (i) owned by any other Governmental Entity or by a third person and used for the provision of utility services, including without limitation, electrical, sanitary sewer, storm drainage or water supply services, or (ii) specifically excluded from the Stark Port Public Roadway Improvements under the terms of the applicable Conveyance.

The Stark Port Public Roadway is intended to be maintained, managed, operated, repaired, replaced, otherwise improved and used from time to time for the Roadway Function; the Port Authority and the Manager agree that this Agreement is being executed and delivered in order to promote achievement of the Roadway Function; and the Manager shall not use, or permit the use of, and shall take all steps reasonably necessary to preclude any use, in whole or in part, of the Stark Port Public Roadway in a manner that is or would be inconsistent with achievement of the Roadway Function; provided that, access to and use of the Stark Port Public Roadway or portions thereof may be restricted by the Manager (i) in the event of the occurrence of an Emergency, consistent with applicable law, regulations and orders of any Governmental Entity and as may be necessary to protect the safety and security of the general public and for the provision of emergency services, (ii) in connection with the provision of traffic management services that are customarily provided by Governmental Entities in connection with the occurrence of special events that are generally available, with or without a charge or fee, to members of the general public, (iii) as necessary to protect the safety and security of members of the general public in connection with the maintenance, repair, replacement or otherwise improving of the Stark Port Public Roadway or portions thereof, and (iv) on a temporary basis, including to permit temporary use of the Stark Port Public Roadway for purposes other than the Roadway Function, with the prior approval or deemed approval of the Port Authority, obtained in accordance with the next following paragraph.

In addition to restrictions authorized pursuant to clauses (i), (ii) and (iii) in the next preceding paragraph, and any other incidental restrictions necessary in the reasonable judgment of the Manager in connection with other actions of the Manager authorized hereunder, the Manager may submit a written application to the Port Authority, with a copy to the City, requesting permission to restrict access to or use of a portion of the Stark Port Public Roadway on a temporary basis, describing the nature and duration of the proposed restriction and its purpose, including any use thereof other than for the Roadway Function. The Manager shall submit the application not later than the thirtieth (30th) day prior to commencement of the proposed restriction and alternate use. The Port Authority’s approval shall not be unreasonably withheld, delayed or denied; provided that, the Port Authority may, in its absolute discretion, as a condition to any such approval, require the delivery of a No Adverse Effect Opinion, at the sole cost and expense of the Manager, with respect to the proposed restriction and any alternate use. The Port Authority shall respond in writing to any application submitted under this paragraph within fifteen (15) days of receipt, and if the application is not rejected (in whole or in part), or accepted subject to specified conditions, by the Port Authority within such period, it shall be deemed approved.

(b) Management; Operator Subcontracts; Inspection. For the purpose of accomplishing the Roadway Function and subject to the express terms and conditions of this Agreement, the Port Authority hereby grants to Manager and Manager hereby accepts from the Port Authority, the right, privilege and obligation to manage, maintain, operate, repair, replace and otherwise improve the Stark Port Public Roadway and parts thereof; provided that, Manager, at its sole cost and expense, subject to compliance with subsections (c), (d) and (e) of this Section 2, may enter into an Operator Subcontract for the exercise generally of its rights and privileges and the performance generally of its obligations under this Agreement. If the Manager determines to enter into an Operator Subcontract, it shall provide the City and the Port Authority with a copy of the proposed Operator Subcontract not later than the thirtieth (30th) day prior to its proposed effective date. The terms and conditions of the Operator Subcontract shall be commercially reasonable, shall not extend beyond the Term of this Agreement and shall comply with the requirements of this Agreement. Such terms and conditions and the identity of the Operator shall be subject to the approval in writing of the Port Authority, which approval shall not be unreasonably withheld, delayed or denied; provided that, the Port Authority may, in its absolute discretion, as a condition to any such approval, require the delivery of a No Adverse Effect Opinion, at the sole cost and expense of the Manager, with respect to the execution and delivery of the Operator Subcontract.

Anything herein to the contrary notwithstanding, the Manager may enter into an Operator Subcontract from time to time with any of its Affiliates without having to obtain the approval of the Port Authority; provided that the Manager shall notify the City and the Port Authority of the execution and delivery of the Operator Subcontract not later than the thirtieth (30th) day after entering into it.

Notwithstanding the foregoing, nothing in this Agreement is intended to prevent the Manager from contracting for services necessary for the management, maintenance, operation, repair, replacement or otherwise improving of the Stark Port Public Roadway or any part thereof, when and as and to the extent necessary, without prior notification of the Port Authority, in the case of an Emergency.

In the event of termination of an Operator Subcontract prior to its expiration, any new Operator (if other than the Manager) shall be selected in the same manner as the prior Operator. Unless the Port Authority otherwise agrees in writing, each Operator shall be required by the Manager to agree specifically in its Operating Subcontract to indemnify the City and the Port Authority, and to hold the City and the Port Authority harmless, with respect to any and all occurrences arising as a result of the performance or non-performance by the Operator under the Operator Subcontract. The Manager and the Port Authority agree that the Manager, at its own expense and subject to other applicable provisions hereof, including Section 15, may also enter into such other contracts and agreements as are necessary for the operation, management, maintenance and repair of the Stark County Public Roadway including, but not limited to, for security and the provision of services, including ice and snow removal, but shall provide the City and the Port Authority with a list of such contracts annually and from time to time upon the reasonable request in writing of the Port Authority.

(c) Private Business Use. So long as any Series 2023 Bonds remain outstanding under the Code, the Manager agrees that it will manage the Stark Port Public Roadway in such a manner that at least 90% of the Net Proceeds of the Series 2023 Bonds utilized for Stark Port Public Roadway will be treated as used, directly or indirectly, in activities that do not constitute a Private Business Use; not more than 10% of the proceeds of the Series 2023 Bonds utilized for the Stark Port Public Roadway will be treated under the Code as used, directly or indirectly, in a Private Business Use; and not more than 5% of the proceeds of the Series 2023 Bonds utilized for the Stark Port Public Roadway will be treated under the Code as used, directly or indirectly, in a Private Business Use that is not directly related to the use of the Stark Port Public Roadway for the Roadway Function. The Manager will not enter into any contract or other arrangement that would cause more than 10% of the proceeds of the Series 2023 Bonds utilized for the Stark Port Public Roadway to be treated under the Code as used, directly or indirectly, in a Private Business Use, or more than 5% of the proceeds of the Series 2023 Bonds utilized for the Stark Port Public Roadway to be treated under the Code as used, directly or indirectly, in a Private Business Use that is not directly related to the use of the Stark Port Public Roadway as public infrastructure improvements.

The Manager may depart from its covenants in this subparagraph (c) only if and to the extent requested in writing by the Manager and approved in writing by the Port Authority and if a No Adverse Effect Opinion, describing the extent to which the Manager may depart from such covenants, is obtained, which shall be at the sole cost and expense of the Manager, and delivered to the Port Authority and the Trustee.

(d) Service Contracts. The Manager covenants that any Arrangement made with respect to use by a Private Person of all or any portion of the Stark Port Public Roadway, including an Operator, a Service Provider or an owner or tenant of any portion of the Development, including without limitation, any Service Contract under which services are to be provided by a Service Provider or to any Private Person involving the use of all or any portion of the services provided by or through the Stark Port Public Roadway or any function of all or any portion of the Stark Port Public Roadway (for example, management services for an entire facility or security services) shall be made in such manner, subject to such terms and conditions, that the use by the Private Person will not constitute a Private Business Use of the Stark Port Public Roadway or of the proceeds of the Series 2023 Bonds, as determined under the Code, including guidelines of Revenue Procedure 2017-13 and Treasury Regulations § 1.141-3(b)(4), or any applicable predecessor or successor Treasury Regulations or guidelines with respect to certain of those Service Contracts. The Manager may treat a Service Contract that does not comply with the foregoing provisions of this paragraph as not resulting in Private Business Use of the Stark Port Public Roadway or a portion thereof if it delivers to the Port Authority and the Trustee, at its sole cost and expense, a No Adverse Effect Opinion regarding execution and delivery of the Service Contract.

(e) Manager Will Not Adversely Affect Tax Status of Bonds. In addition to all other covenants of the Manager hereunder, and notwithstanding any provision in this Agreement to the contrary, the Manager, in exercising its rights under this Agreement, shall not take any action that would, or to its knowledge could, adversely affect the Tax Status of the Series 2023 Bonds or cause the treatment of interest thereon for purposes of any federal alternative minimum tax. Without limiting the generality of the foregoing, Manager agrees that it is not entitled to, and will not take, any federal income tax position that is inconsistent with being a manager and service provider in respect of the Stark Port Public Roadway including, but not limited to, the claim of any depreciation or amortization deduction or federal income tax credit regarding the Stark Port Public Roadway.

Section 3. Facilities and Equipment. Manager shall be responsible, without cost or expense to the Port Authority, for acquiring, operating, maintaining and storing, or for leasing or contracting for services to be performed with respect to (or causing the Operator, if not the Manager, to acquire, operate, maintain and store, or lease or contract for services to be performed with respect to), such vehicles and other equipment, including, but not limited to snow and ice removal and security equipment as may be necessary to perform the obligations of the Manager and any Operator under this Agreement. The Manager shall be responsible for its own office space and the Port Authority shall not be required to make available to the Manager any space for managerial, operational or administrative personnel or offices.

Section 4. Term. This Agreement shall be in full force and effect for the Stated Term, subject to prior termination upon(i) transfer or reversion of both the Stark Port North Public Roadway (pursuant to Section 3.07 or 3.08 of the Stark Port North Roadway Deed) and the South Gateway Public Roadway (pursuant to Section 7 of the South Gateway Release and Quitclaim), or (ii) the exercise of remedies by the Port Authority in connection with the occurrence and continuation of an Event of Default hereunder.

The Term of this Agreement shall automatically be renewed for a single fifteen (15) year renewal term unless the Port Authority shall give notice to the Manager, or the Manager shall give notice to the Port Authority, of its intent not to renew this Agreement, which non-renewal notice shall be given, in the sole and absolute discretion of either, to the other, with a copy to the Developer Principals and the City, at least six (6), but not more than twelve (12), months prior to the expiration of the initial Term of this Agreement, provided that upon the occurrence of any reversion, or the exercise of a purchase option under a particular Conveyance, this Agreement shall terminate with respect to the applicable portion of the Project and upon the occurrence of the last such reversion, or the exercise of the last remaining purchase option, under any Conveyance, this Agreement shall terminate and be of no further force and effect except any provisions that are expressly stated to survive such termination.

At least thirty (30) days prior to the expiration or termination of this Agreement and if all or any portion of the Stark Port Public Roadway will continue to be owned and operated by or on behalf of the Port Authority and Manager (or an Affiliate of Manager) will not to be succeeding Operator of the Stark Port Public Roadway, Manager hereby covenants and agrees to cooperate in every reasonable way with the succeeding Operator so that the public, in its use of the Stark Port Public Roadway, shall not be inconvenienced by the change of Operators. Further, Manager shall make available to the succeeding Operator, at least thirty (30) days prior to the expiration or termination of this Agreement, all records and information reasonably necessary and available to the Manager for the succeeding Operator’s operation of the Stark Port Public Roadway.

Section 5. Management Fee; Expenses. Manager’s fee for its services hereunder for the entire Term, including all renewals, shall be a fixed fee of One Dollar ($1.00) (the “Management Fee”), payable in advance, the receipt of which is hereby acknowledged. Anything herein or in the Cooperative Agreement or the Indenture to the contrary notwithstanding, except to the extent that Net Proceeds of insurance or condemnation are available to be used for the purpose of making Capital Repairs necessitated by damage, destruction or other casualty or by eminent domain, all as described in the Transaction Documents, all Expenses shall be paid by and shall be the sole responsibility of the Manager.

Section 6. Records and Reports. During the Term, Manager shall keep and maintain, in accordance with accepted accounting procedures, ledgers and books of account with respect to the management of the Stark Port Public Roadway, including books of original entry recording all revenue, if any, received by Manager, Capital Repairs performed, Routine Maintenance and all Expenses. Any such revenue received by the Manager shall be held in a segregated account for the sole benefit of the Port Authority during the term of this Agreement, may be applied from time to time by the Manager to the Capital Repairs performed, Routine Maintenance and Expenses appropriately documented in the books and records of the Manager and, upon termination of this Agreement, any remaining balance shall be promptly transferred by the Manager to an account designated by the Port Authority. Said books and records, together with all other statements, and other records required to be kept, prepared or maintained by Manager hereunder, shall be kept at the location of its Notice Address, at a designated location at the Development, or at such other location as may be agreed by the Port Authority and the Manager, shall be made available for inspection by the Port Authority and the City during the Manager’s normal business hours and, upon reasonable advance notice, and copies thereof shall be provided to the Port Authority, but not more frequently than annually so long as no default has occurred. During the Term, at the request of the Port Authority (not more frequently than annually), Manager shall provide to the City and the Port Authority an annual inspection report relating to the Stark Port Public Roadway from an engineer, in such form and in scope as shall be reasonably satisfactory to the Port Authority.

Section 7. Coordination with Governmental Entities. The Manager shall provide, cause to be provided or request the City to provide, at the sole cost of the Manager (except that the Manager shall not be required to pay for services provided by the City if such services are generally available, without charge, to City residents or on property within the City, unless payment is otherwise required under the Operation and Maintenance Agreement), emergency services, and other necessary or ancillary services, to users of the Stark Port Public Roadway. The Manager shall provide or cause to be provided, at its sole cost and expense, any vehicles and other equipment as may be necessary to provide such services and may use such identifying marks on any such equipment as it may determine to be appropriate. The Manager shall be responsible for providing adequate staff, through its own employees or through independent contractors, and other resources to provide such services, at such hours and times as may be commercially reasonable in light of the services to be provided by the Stark Port Public Roadway, the activities of the Development and other properties in the area, which hours or times of operation, unless otherwise required or restricted by the Port Authority in writing (in its sole and absolute discretion), shall be established by the Manager.

Section 8. Public Safety and Security. The Manager shall, at the sole cost and expense of the Manager, (i) obtain, or cause to be obtained, all necessary permits, licenses and other approvals, from all Governmental Entities having jurisdiction, for the operation, maintenance, management, repair, replacement or otherwise improving of the Stark Port Public Roadway or any part thereof, (ii) provide, or cause to be provided, appropriate security and safety services with respect to all aspects of the maintenance, repair, replacement, operation and use of the Stark Port Public Roadway, (iii) maintain, or cause to be maintained, all equipment required to ensure public safety and security, (iv) within thirty (30) days after the commencement of the Term, develop a safety and security plan with respect to operation and use of the Stark Port Public Roadway, and (v) engage with the City from time to time in a timely manner for the City’s provision in accordance with law and the Operation and Maintenance Agreement of customary fire, police and safety services in relation to the operation and use of the Stark Port Public Roadway; provided that, (x) any such obligation may be satisfied on behalf of Manager through performance by a Service Provider under an Operator Subcontract or Service Contract, provided that the Manager shall be and remain primarily responsible for the performance of any such obligation, including without limitation, any deficiency in performance of the obligation by a Service Provider, and the Port Authority shall be entitled to enforce the Manager’s obligation and make a claim directly against the Manager for any deficiency in the Service Provider’s performance, (y) any safety and security plan developed with respect to the operation and use of the Stark Port Public Roadway may be included as part of a broader plan developed with respect to the Development, including without limitation, operation and use of the Village Roadway Property, and may reasonably anticipate the performance by the City of customary fire, police and health and safety services to the extent applicable to operation and use of the Stark Port Public Roadway.

A copy of that safety and security plan shall be made available to the City and the Port Authority; provided that, so long as the entire safety and security plan is available for review by the Authorized City Representative and the Authorized Authority Representative, portions of the copy of the plan delivered to the City and the Port Authority may be redacted to the extent determined by the Manager to be reasonably necessary to avoid compromising the effectiveness of the plan if its details were to be available to the general public.

Section 9. Quality of Services. In the management and operation of the Stark Port Public Roadway, the Manager and its subcontractors shall render and maintain a commercially reasonable degree of competent, courteous, polite, and inoffensive conduct and service on the part of its representatives, agents, servants, and employees, at all times during the Term. The Manager and its subcontractors shall conduct their operations in an orderly and proper manner and so as not to unreasonably annoy, disturb, or offend customers, patrons, tenants or other members of the general public in or about the Development or other nearby properties. In all respects, the Manager shall, at its sole cost and expense, operate, manage, maintain and repair the Stark Port Public Roadway according to such commercially reasonable standards as generally prevail in connection with the operation of public infrastructure improvements of comparable size, design and location, consistent with the applicable plans and specifications and in accordance with all applicable standards.

Section 10. Maintenance, Repair, Snow Removal, and Cleaning Obligations; Inspections. During the Term, Manager shall:

(a) Routine Maintenance. Be responsible, at its sole cost and expense, for Routine Maintenance and provide for the inspection, maintenance, repair, replacement (when applicable) and keeping of all portions of the Stark Port Public Roadway (both above and below the surface of the Stark Port Public Roadway) at all times clean, free of trash, debris and obstructions, and in good order and condition in accordance with the standards of first-class public streets and services utilized or provided in connection with the development of first-class retail, office, dining, entertainment and other commercial facilities;

(b) Snow and Ice. Be responsible, at its sole cost and expense, for all snow and ice removal necessary at the Stark Port Public Roadway. Manager shall remove or cause to be removed any accumulated snow and ice as expeditiously as possible. In the event that one inch or more of snow shall accumulate on the surfaces (roadway, bicycle lanes, ramps, turning lanes, ramps, curbing and sidewalks or other walkways) of the Stark Port Public Roadway, Manager shall initiate snow removal activities. Any ice or similar frozen coating on those surfaces will be treated promptly upon detection with generally approved and accepted melting or anti-skid materials. Subject to any applicable laws, Manager shall make certain that any snowplow windrows or snow piles are removed from all roadways, bicycle lanes, ramps, sidewalks and other walkways within the Stark Port Public Roadway with minimal impediment to the traveling public so that patrons and other members of the general public can reach available parking places or other destinations, remove their vehicles therefrom and walk or otherwise travel to and from any such destination. Manager may dump snow and ice removed from the surfaces of the Stark Port Public Roadway Improvements or portions of the Stark Port Public Roadway Site it may reasonably designate for such purposes. Manager agrees to stack snow so as to preserve access to all walkways. Subject to the standard set forth above regarding the initiation of snow plowing activities, all sidewalks and other walkways, bicycle lanes, ramps and roadways within the Stark Port Public Roadway shall be kept reasonably free of snow and ice at all times to the extent reasonably necessary to permit safe access and travel over such surfaces. Manager shall remove all accumulations of melting or anti-skid materials as is customary. Manager’s rights and obligations with respect to snow and ice removal from the Stark Port Public Roadway shall, at all times, be subject to the City’s rights to perform such services as set forth in the Operation and Management Agreement.

(c) Preventive Maintenance. Be responsible, at its sole cost and expense, for developing a Preventive Maintenance Manual and Schedule with respect to Stark Port Public Roadway, which shall include a listing and time schedule for all Routine Maintenance.

(d) Inspections. Require its employees, or cause the Operator to require its employees, to make regular inspections of the Stark Port Public Roadway Improvements to inspect for damage, cleanliness, obstructions and appearance thereof. A checklist or other form of a written report shall be utilized to document these inspections. Such records shall be made available to the Port Authority and the City upon reasonable request and notice.

(e) Capital Repairs. Make or cause to be made, at its sole cost and expense, all Capital Repairs to the Stark County Public Roadway that are reasonably required to be made to keep the Stark Port Public Roadway, and all portions thereof, operating in accordance with the requirements of this Agreement. In furtherance of the foregoing, the Manager shall not permit, commit or suffer waste or impairment of the Stark Port Public Roadway or any part thereof, and shall, at its sole cost and expense, operate, maintain, repair and manage the Stark Port Public Roadway in a neat and orderly fashion and in a manner consistent with such standards of first-class maintenance as generally prevailing in the surrounding area, operate the Stark Port Public Roadway so as to render first-class courteous service to the members of the general public (whether such members have business at or near the Development or are merely in transit), cause proper and adequate security for the Stark Port Public Roadway and the members of the general public using it, and employ a sufficient number of competent personnel for the proper operation of the Stark Port Public Roadway in conformity with all applicable standards.

Section 11. Utilities. Manager shall provide or cause to be provided and pay, at its sole cost and expense, for all utility services to the Stark Port Public Roadway; provided that, the Manager shall not have any liability to the Port Authority or the City for or resulting from an interruption in service by the City or other providers; provided, further, that this limitation on direct liability shall in no way affect any indemnification obligation of HOFREco, HOFV Newco or any other party, in any capacity, under any Transaction Documents (including the Operation and Maintenance Agreement). Manager hereby expressly waives any and all claims for compensation for any and all loss or damage sustained by reason of any defect, deficiency, or impairment of the water supply system, drainage, or heating systems, gas mains, electrical apparatus, or wires furnished at or in connection with the Stark Port Public Roadway by or on behalf of the Port Authority which may occur from time to time from any cause, or from any loss resulting from water, tornado, civil commotion, or riot. Manager hereby expressly releases and discharges the Port Authority, the City and their respective officers, officials, employees, contractors and agents from any and all demands, claims, actions, and causes of action arising from any of the aforesaid causes.

Section 12. Compliance With Laws, Rules and Regulations. Manager, its officers, agents, employees, contractors, and service providers shall comply with all present and future laws, ordinances, rules and regulations of the Federal, State, County, City and other local governmental bodies, and the rules and regulations promulgated thereunder, applicable to or affecting directly or indirectly Manager or its operations and activities on or in connection with the Stark Port Public Roadway, including but not limited to its conduct of Routine Maintenance and making of Capital Repairs. This Agreement is expressly made subject to all such laws, ordinances, rules and regulations and each Operator Subcontract shall contain a provision to this effect.

In addition to the foregoing, the Manager covenants that the Stark Port Public Roadway and the use and operation thereof shall at all times comply with all applicable standards and requirements of all departments and agencies of the City, the County, the State and the United States of America having jurisdiction over the Port Authority Project. The Manager shall promptly comply with all laws, rules, regulations and requirements and, to the extent feasible, recommendations of Governmental Entities, insurance companies and the local board of fire underwriters, rating bureau or other fire insurance rating organization for the area in which the Stark Port Public Roadway is situated, and of its insurers, pertaining to the Stark Port Public Roadway or the use thereof, or to fire preventive, warning and extinguishing apparatus.

The Manager shall promptly take any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about the Stark Port Public Roadway in order to comply in all material respects with all applicable Environmental Laws and governmental authorizations, with all terms used in this paragraph being used as defined in the applicable Conveyance. In the event that the Manager undertakes any remedial action with respect to any Hazardous Materials on, under or about the Stark Port Public Roadway, the Manager shall, at its sole cost and expense, conduct and complete such remedial action in compliance with all applicable Environmental Laws, and in accordance with the policies, orders and directives of all Governmental Authorities.

The Manager may, by appropriate proceedings conducted promptly at the Manager’s sole expense, contest in good faith the validity, application or enforcement of any applicable law, including standards and requirements referred to in the two preceding paragraphs of this Section, and may similarly contest any assertion of violation of any certificate, permit or consent. Manager shall procure from all Governmental Authorities, including the City, having jurisdiction over the operation and use of the Stark Port Public Roadway or elsewhere, all licenses, certificates, permits, and other authorizations that may be necessary to conduct its operations or any activity authorized by the terms hereof. Manager shall pay all costs, expenses, claims, fines, penalties, and damages that may in any manner arise out of or be imposed because of Manager’s failure to comply with the requirements of this Section, and in any event agrees to indemnify the City and the Port Authority against all liability with respect to the same. The Port Authority and Manager each agrees to promptly give notice to the other and to the City of any notice of violation received by either party.

Section 13. Workers’ Compensation, Social Security Act Requirements. Manager shall at all times during the Term subscribe to and comply with the workers’ compensation laws of the State and pay such premiums as may be required thereunder and save the City and the Port Authority harmless from any and all liability arising from or under said laws. Manager shall also furnish at such times as may be requested, a copy of the official certificate or receipt showing the payment of such premiums. Each Operator Subcontract shall contain a provision with respect to such Operator to like effect.

Manager and each Operator or other subcontractor shall be and remain an independent contractor with respect to all installations, construction and services performed hereunder or under an Operator Subcontract or otherwise, and each shall agree to and shall accept full and exclusive liability for the payment of any and all contributions or taxes for social security, unemployment insurance, or old age retirement benefits, pensions or annuities now or hereafter imposed under any State or federal law that are measured by the wages, salaries, or other remuneration paid to persons employed by Manager or Operator or other subcontractor on work performed under the terms of this Agreement or under an Operator Subcontract or otherwise, and further shall agree to obey all rules and regulations that apply currently or hereafter may be issued or promulgated under those laws by any duly authorized State or federal officials including with respect to the payment, in connection with any construction or other Capital Repairs, of prevailing wages and compliance with applicable provisions of Revised Code Section 4582.37 and Chapter 4115 thereof to the extent applicable; and the Manager also agrees to indemnify and save harmless the City and the Port Authority from any such contributions, wages, or taxes or liability or penalties therefor.

Section 14. Nondiscrimination; Equal Employment Opportunity. During the performance of this contract, the Manager agrees that:

(a) The Manager (i) shall not discriminate against any employee or applicant for employment because of race, religion, color, sex, national origin, age, handicap, ancestry or Vietnam-era or disabled veteran status; (ii) agrees to and shall post in conspicuous places, available to employees and applicants for employment, notices to be provided by the hiring representatives of the Manager setting forth the provisions of this nondiscrimination clause; and (iii) to include in each Operator Subcontract a provision to the foregoing effect.

(b) The Manager shall include, and shall require each Operator to include, in all solicitations or advertisements for employees placed by or on behalf of the Manager or Operator, a statement to the effect that the Manager or Operator is an equal opportunity employer.

Section 15. Replacements and other Improvements; Signs; Liens. Manager shall not materially alter or modify the Stark Port Public Roadway or any portion thereof, or construct any improvements thereon without first obtaining the Port Authority’s written consent therefor, which consent shall be in the sole and absolute discretion of the Port Authority but otherwise shall not be unreasonably conditioned or delayed; provided that, if such alteration or modification is required to be made by or on behalf of the Port Authority under applicable law, the Manager shall not be required to seek such consent, but shall notify the Port Authority in advance of the proposed alteration or modification. Title to all improvements shall vest in the Port Authority upon their completion and shall be a part of the Stark Port Public Roadway subject to all applicable terms of this Agreement. Except for directional, identification and safety signage, and any signage approved by the City pursuant to the terms of the GDP (as defined in the Development Agreement) or any signage plan referred to therein, Manager shall not erect, maintain or display any placards, signs or any form of advertising within the Stark Port Public Roadway without the prior written consent of the Port Authority, which consent shall be in the sole and absolute discretion of the Port Authority, but otherwise shall not be unreasonably conditioned or delayed; provided, that if the Port Authority is advised in writing that sponsorship agreement requirements relating to the Development and in existence prior to the date of this Agreement (“Prior Sponsor Requirements”) would be breached unless such signage is permitted, and that the applicable Prior Sponsor Requirements cannot otherwise be reasonably accommodated, reasonable accommodations of such Prior Sponsor are hereby approved. Any placard, sign or other form of advertising erected, maintained or displayed without such consent or approval may be removed by the Port Authority at Manager’s sole cost and expense. Any amounts paid to erect, maintain or display any such placard, sign or other form of advertising, including pursuant to the Prior Sponsor Requirements, shall constitute revenues subject to the requirements of Section 6 hereof.

Section 16. Indemnification. The Manager and HOFREco (by its Joinder included herein) each (as a joint and several covenant and obligation of each) hereby releases the Port Authority and the City, and their respective officers, officials, directors and employees, from, and agrees that the Port Authority and the City, and their respective officers, officials, directors and employees, shall not be liable for, and indemnifies the Port Authority and the City, and their respective officers, officials, directors and employees, against, all liabilities, claims, costs and expenses, including out-of-pocket and incidental expenses and reasonable legal fees, imposed upon, incurred or asserted against the Port Authority and/or the City, and their respective officers, officials, directors and employees, on account of: (i) any loss or damage to property or injury to or death of or loss by any person that may be occasioned by any cause whatsoever pertaining to the management, maintenance, operation, repair, replacement and use of each and every portion of the Stark Port Public Roadway during the Term; (ii) any breach or default on the part of the Manager in the performance of any covenant, obligation or agreement of the Manager under this Agreement, or arising from any act or failure to act by the Manager, or any of the Manager’s agents, contractors, servants, employees or licensees or any Operator; (iii) the Manager’s or any Operator’s failure to comply with any requirement of this Agreement; (iv) any failure of compliance with any applicable provision of local, State or federal law; (v) any action taken or omitted to be taken by the Port Authority or the City pursuant to the terms of this Agreement, or any action taken or omitted to be taken by the Port Authority or the City at the request of or with the consent of the Manager, and (vi) any claim, action or proceeding brought with the respect to any matter set forth in clause (i), (ii), (iii), (iv) or (v).

In case any claim or demand is at any time made, or action or proceeding is brought, against or otherwise involving the Port Authority or the City, or any officer, official, director or employee of any such entity, in respect of which indemnity may be sought hereunder, the person seeking indemnity promptly shall give notice of that action or proceeding to the Manager, and the Manager upon receipt of that notice shall have the obligation and the right to assume the defense of the action or proceedings; provided, that failure of a party to give notice shall not relieve the Manager from any of its obligations under this Section unless, and then only to the extent that, such failure prejudices the defense of the action or proceeding by the Manager. An indemnified party may employ separate counsel and participate in the defense, but the reasonable fees and expenses of such counsel shall be paid by the indemnified party unless (i) the employment of such counsel has been specifically authorized by the Manager in writing, or (ii) the Manager has failed to assume the defense and to employ counsel, or (iii) the named parties to any such action (including any impleaded parties) include both an indemnified party and the Manager, and such indemnified party may have one or more legal defenses available to it which are different from or additional to those available to the Manager, in which case, if the indemnified party notifies the Manager in writing that it elects to employ separate counsel at the Manager’s expense, the Manager shall not have the right to assume the defense of such action on behalf of such indemnified party and the Manager shall be responsible for payment of the reasonable fees and expense of such separate counsel. The Person seeking indemnity shall fully cooperate with the Manager and provide such assistance as the Manager shall reasonably request in defense of any claim, demand, action or proceeding. Neither the Manager nor any indemnified Person shall be liable for or bound by any settlement made without its consent.

The indemnifications set forth above are intended to and shall include the indemnification of all affected officials, directors, officers and employees of the Port Authority and the City, respectively, and each and all of their successors and assigns. Those indemnifications and any other indemnifications provided for herein are intended to and shall be enforceable by each and every indemnified party to the full extent permitted by law and shall survive the termination of this Agreement, but only with respect to matters occurring during, or arising from matters occurring during, the period prior to and through such termination.

Section 17. Insurance. Manager shall at all times during the Term maintain, at its sole cost and expense, the Required Liability Insurance Coverage and the Required Property Insurance Coverage (as those terms are defined in the Cooperative Agreement) with respect to the Stark Port Public Roadway. With respect to the Required Liability Insurance Coverage, such insurance shall name either the Manager or the Port Authority as the named insured and the Port Authority (if the Manager is the named insured), the Manager (if the Port Authority is the named insured), the Trustee and the City as additional insureds as their respective interests may appear. With respect to Required Property Insurance Coverage, the Port Authority shall be the named insured and the Trustee shall be the loss payee. Such insurance shall be obtained by means of policies with generally recognized, responsible insurance companies qualified to do business in the State. The insurance to be provided may be by blanket policies. Each policy of insurance shall be written so as not to be subject to cancellation or substantial modification without not less than thirty (30) days’ advance written notice to the Port Authority, the City and the Trustee. The Manager shall deposit with the Trustee and the Port Authority, certificates or other evidence reasonably satisfactory to the Trustee and the Port Authority that the insurance required hereby is in full force and effect and at least thirty (30) days prior to the expiration of such insurance, the Manager shall furnish to the Port Authority and the Trustee with evidence reasonably satisfactory that such insurance has been renewed or replaced.

All policies providing the Required Property Insurance Coverage shall contain a clause requiring all proceeds resulting from any claim for loss or damage be paid to the Trustee, and any Net Proceeds of such insurance providing such coverage shall be paid and applied in accordance with the Indenture. The proceeds of insurance providing Required Liability Insurance Coverage shall be applied to extinguish the liability with respect to which such insurance proceeds have been paid. The insurance requirements specified herein shall in no way constitute the upper limits of liability for which Manager is responsible under this Agreement.

Upon execution of this Agreement, Manager shall provide Port Authority and the Trustee with a copy of the certificate of insurance, a copy of any additional insured endorsement naming the Port Authority as an additional insured, and a copy of the declaration sheet for every insurance policy required hereunder. With respect to the Required Liability Insurance Coverage, the Manager shall provide the City with documentation evidencing that the City has been named as an additional insured. Such documents shall as to form, coverage and carrier be in conformity with the terms and conditions of the Cooperative Agreement and otherwise be satisfactory to and approved by the Port Authority, in its reasonable discretion, which approval shall not be unreasonably withheld, conditioned, or delayed. The additional insured coverage provided under Manager’s insurance policy shall be primary with respect to Manager’s general liability, notwithstanding other insurance covering the Port Authority or the Trustee.

In the event any of the insurance coverages required herein are not procured, the Manager acknowledges and agrees that the Port Authority, the City or the Trustee may, at the sole cost and expense of the Manager, obtain such coverage with such insurers as the Port Authority, the City or the Trustee may choose. In addition, if the Required Liability Insurance Coverage procured by the Manager does not name the Port Authority as the “named insured,” the Port Authority may obtain such coverage, including by endorsement to existing policies or other policies hereafter acquired; provided that the Required Liability Insurance Coverage procured by the Manager shall, in all events, be primary. In any such event, the Manager shall promptly reimburse the Port Authority, the City or the Trustee for the cost of any such insurance, together with interest on any unpaid amount calculated at the Interest Rate for Advances.

Section 18. Assignment; Maintenance of Existence; Third-party Beneficiaries.

(a) Manager expressly covenants that it will not assign, transfer, sell or otherwise convey this Agreement or any of Manager’s rights under this Agreement to manage the Stark Port Public Roadway or any part thereof or any rights or obligations of Manager under this Agreement, except as otherwise provided expressly in this Agreement, without in each instance having first notified the Port Authority, the City and the Trustee, and obtained the consent in writing of the Port Authority, which consent shall be in the sole and absolute discretion of the Port Authority but otherwise shall not be unreasonably conditioned or delayed. No assignment, transfer, sale or other conveyance shall be made except to an entity with requisite expertise and financial capability, in the reasonable judgment of the Port Authority, to perform the Manager’s obligations under this Agreement. In connection with any assignment hereunder, the assigning Manager may be released from its obligations hereunder on the same conditions that the Developer may be released from its obligations under the Cooperative Agreement in connection with an assignment thereunder. All requests by Manager for authorization to make any assignment, transfer, sale or conveyance described in this Section shall be in writing and delivered to the City, the Port Authority and the Trustee and shall include copies of the proposed documents of transfer.

(b) Any assignment by a Manager of this Agreement to an Affiliate of the Manager shall not be treated as an assignment for purposes of subsection (a) of this Section 18 and shall not require the consent of the Port Authority; provided that, the Manager shall provide written notice of assignment of any of its rights under this Agreement to an Affiliate to the Port Authority, the City and the Trustee, together with copies of the documents of transfer, within thirty (30) days following any such transfer. Anything herein to the contrary notwithstanding, the Port Authority shall not have any obligation to consent to any assignment by Manager hereunder that would, in the judgment of the Port Authority, adversely affect operation of any portion of the Stark Port Public Roadway as contemplated by this Agreement.

(c) The Manager shall do all things necessary to preserve and keep in full force and effect its existence, rights and franchises. In particular, the Manager agrees that it will not (i) sell, transfer or otherwise dispose of all, or substantially all, of its assets, (ii) consolidate with or merge into any other entity, or (iii) permit one or more other entities to consolidate with or merge into it; provided that, the Manager may, without violating the foregoing, consolidate with or merge into another limited liability company, partnership or corporation, or permit one or more other limited liability companies, partnerships or corporations to consolidate with or merge into it, or sell or otherwise transfer to another limited liability company, partnership or corporation all or substantially all of its assets as an entirety and thereafter dissolve, if: (x) the surviving, resulting or transferee limited liability company, partnership or corporation, if other than the Manager, assumes in writing all of the Manager’s obligations under this Agreement and has a net worth, determined in accordance with generally accepted accounting principles consistently applied, at least equal to that of the Manager prior to the dissolution, sale, consolidation or merger, (y) the consolidation, merger, sale or transfer does not violate or result in the violation of any provision of a Transaction Document (including the Operation and Maintenance Agreement) and (z) a copy of the instrument or instruments by which the surviving, resulting or transferee entity, if other than the Manager, assumes in writing all of the Manager’s obligations under this Agreement is delivered to the City, the Port Authority and the Trustee not later than the thirtieth (30th) day following the effective date of the consolidation, merger or transfer; provided further that, any successor in interest to the Manager shall, without the need for any further act, succeed to all duties, responsibilities and obligations of the Manager hereunder.

(d) The Port Authority and the Manager hereby acknowledge expressly and agree that the Trustee and the holders of the Series 2023 Bonds are intended to be, and shall be, express intended third-party beneficiaries of this Agreement, and the Manager acknowledges expressly that, pursuant to the Indenture, the Port Authority has assigned certain of its rights under this Agreement to the Trustee for the benefit of the holders of the Series 2023 Bonds, and the Manager expressly consents to that assignment and acknowledges that any amendment of this Agreement affecting any of those assigned right shall not be effective without the consent in writing of the Trustee.

(e) The Port Authority and the Manager also acknowledge expressly and agree that the City is intended to be, and shall be, an express intended third-party beneficiary of this Agreement, and that any amendment of this Agreement affecting materially and adversely any rights of the City under this Agreement shall not be effective with respect to the City unless the City consents in writing to the amendment. Notice in writing of any proposed amendment of this Agreement shall be given to the City not later than the thirtieth (30th) day prior to the proposed effective date of the amendment, and notice of any such amendment having been given, the absence of any material and adverse effect of the amendment on the City shall be conclusively presumed unless the City delivers written notice asserting a potential material and adverse effect to the Manager, the Port Authority and the Trustee not later than the proposed effective date of the amendment as set forth in the notice to the City.

(f) Except as expressly provided herein, no provision in this Agreement shall be construed to create any third-party beneficiaries hereunder.

Section 19. Events of Default; Remedies.

(a) Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default under this Agreement:

(i) The Manager becomes insolvent or takes the benefit of any present or future insolvency statute, or makes a general assignment for the benefit of creditors, or files a voluntary petition in bankruptcy or a petition or answer seeking an arrangement or its reorganization or the readjustment of its indebtedness under the federal bankruptcy laws or under any other law or statute of the United States or of any state thereof, or consents to the appointment of a receiver, trustee or liquidator of all or substantially all of its property;

(ii) By order or decree of a court, Manager is adjudged to be bankrupt or an order is made approving a petition filed by any of its creditors or, if Manager is a corporation, by any of the stockholders of Manager, seeking its reorganization or the readjustment of its indebtedness under the federal bankruptcy laws or any law or statute of the United States or of any state thereof;

(iii) A petition under any part of the federal bankruptcy laws or an action under any present or future insolvency law or statute is filed against Manager and is not dismissed within ninety (90) days after the filing thereof;

(iv) The interest of Manager under this Agreement is transferred or passes to or devolves upon, by operation of law or otherwise, any other person, firm or corporation, except as permitted by Section 18;

(v) Except as permitted by Section 18, the Manager, without the prior written approval of the Port Authority, becomes a possessor or merged corporation in a merger, a constituent corporation in a consolidation, or a corporation in dissolution;

(vi) By or pursuant to, or under authority of any legislative act, resolution or rule, or any order or decree of any court or governmental board, agency or officer having jurisdiction, a receiver, trustee or liquidator takes possession or control of all or substantially all of the property of Manager, and such possession or control continues in effect for a period of thirty (30) days;

(vii) Any material lien is filed against any of the Stark County Public Roadway Improvements, or any portion thereof, because of any act or omission of the Manager and is not removed or bonded over within ninety (90) days, or removed or bonded over within such longer period as is reasonably required for such removal if the Manager is actively pursuing such removal and has so notified the Port Authority, including of the time reasonably required;

(viii) The Manager voluntarily abandons or discontinues its management and operation of, or, except as authorized expressly in this Agreement, takes any action or omits to take any action the effect of which is to limit, prevent or restrict the operation or use of, the Stark Port Public Roadway or any portion thereof, as contemplated by this Agreement;

(ix) The Manager fails to keep, perform and observe any other material promise, covenant and agreement set forth herein on its part to be kept, performed or observed within thirty (30) days after receipt of written notice of such failure hereunder from the Port Authority, the City or the Trustee, except where fulfillment of its obligation requires activity over a period of time, and Manager has commenced to perform to the reasonable satisfaction of the Port Authority whatever may be required for fulfillment within thirty (30) days after receipt of written notice and continues such performance without interruption;

provided that, except as otherwise provided expressly herein, the Manager shall not be deemed to be in default or breach of this Agreement by reason of failure to perform any one or more of its obligations hereunder if, while and to the extent that such failure is due exclusively to Force Majeure.

(b) Notices. Upon receiving notice or obtaining knowledge of the occurrence of any event that could, in the absence of cure, result in an Event of Default under subsection (a) above, the Port Authority, the Trustee and the City shall give notice to each of the others and to the Manager. If an Event of Default occurs, the Port Authority shall give written notice thereof to the Manager, the Trustee and the City. No notice required hereby shall be a condition to a default or an Event of Default hereunder except as specifically required by subsection (a) above.

(c) Remedies. Upon the occurrence and continuation of an Event of Default, the Port Authority may, at its option, exercise concurrently or successively any one or more of the following rights and remedies:

(i) Sue for the collection of amounts for which Manager may be in default, for the performance of any covenant, promise or agreement devolving upon Manager, or for damages for Manager’s failure to perform, all without terminating this Agreement or otherwise discharging Manager from its obligations pertaining to the Stark Port Public Roadway Improvements;

(ii) Exclude the Manager from maintenance, management, operation, repair, replacement or otherwise improving the Stark Port Public Roadway or any portion thereof without terminating this Agreement and provide for the retention of a substitute manager, holding the Manager liable for any damages suffered by the Port Authority as a result of such retention;

(iii) Without terminating this Agreement perform any covenant or duty that the Manager is required to perform hereunder and hold the Manager responsible for the costs of such performance;

(iv) Have access to, inspect and make copies of the books and records, accounts and financial data of the Manager pertaining to the Stark Port Public Roadway, and require that such materials be delivered to the Port Authority or its designee;

(v) Exercise any and all additional rights and remedies that the Port Authority possesses at law or in equity; and

(vi) Charge the Manager interest at the Interest Rate for Advances for all or any costs or expenses incurred as herein described or in pursuing such rights and remedies.

All rights and remedies provided in this Agreement shall be cumulative and additional and not in lieu of or exclusive of each other or of any other remedy available to the Port Authority at law or in equity. Anything herein to the contrary notwithstanding, the City and the Trustee may, alone or together with the Port Authority, take all or any actions authorized hereby.

No waiver by any party hereto at any time of any of the terms, conditions, covenants or agreements of this Agreement shall be deemed or taken as a waiver at any time thereafter of the same or any other term, condition, covenant or agreement herein or of the strict and prompt performance thereof. No delay, failure or omission of the Port Authority to exclude the Manager from the Stark Port Public Roadway or any portion thereof or by the City or any party hereto to take or to exercise any right, power, privilege or option arising from any default or any subsequent acceptance of payments hereunder then or thereafter accrued, shall impair or be construed to impair any such right, power, privilege, or option to waive any such default or relinquishment thereof, or acquiescence therein, and no notice by such party shall be required to restore or revive any option, right, power, remedy, or privilege after waiver by the Port Authority of default in one or more instances. No waiver shall be valid against any party hereto unless reduced to writing and signed by an officer of such party duly empowered to execute same.

If an Event of Default on the part of the Manager shall occur and the Port Authority or the Trustee or the City should incur expenses, including reasonable attorney’s fees in connection with the enforcement of this Agreement or the collection of sums due hereunder, the Manager shall reimburse the Port Authority, the Trustee, or the City as applicable, for the reasonable expenses so incurred upon demand. If any such expenses are not so reimbursed, the amount thereof, together with interest thereon from the date of demand for payment at the Interest Rate for Advances, to the extent permitted by law, shall be reimbursed on demand, and in any action brought to collect such sums, the Port Authority, the Trustee or the City, as applicable, shall be entitled to seek recovery of such expenses in such action except as limited by law or by judicial order.

Section 20. Inspection. The City, the Port Authority and the Trustee, through their respective officers, employees, agents, representatives and contractors, shall have the right at all reasonable times to enter upon or otherwise have access to the Stark Port Public Roadway for the purpose of (i) inspecting the same, (ii) observing the Manager’s performance of its obligations hereunder, and (iii) the doing of any act or thing that the City or the Port Authority may be obligated or have the right to do under this Agreement or under the Operation and Maintenance Agreement or that the Port Authority may otherwise have the right to do as owner of the Stark Port Public Roadway or otherwise.

Section 21. Compliance with Cooperative Agreement & Other Instruments. In addition to any requirements of this Agreement, Manager acknowledges that the Stark Port Public Roadway shall be maintained, managed, operated, repaired, replaced and used in accordance with the Operation and Maintenance Agreement and the Cooperative Agreement. Further, Manager and the Port Authority each acknowledges and agrees that nothing in this Agreement shall be deemed or construed to either (i) limit, release or otherwise alter any of the City’s rights, or increase, add to or otherwise alter the City’s obligations under the Operation and Maintenance Agreement, or (ii) in any manner alter the rights and obligations of the Port Authority, the Manager or HOFV Newco under the Operation and Maintenance Agreement. Further, nothing herein is intended to, or shall be construed to, impose requirements hereunder inconsistent with the requirements imposed on the Port Authority under the Operation and Maintenance Agreement; however, nothing in the Operation and Maintenance Agreement shall limit any specific obligations or duties of the Manager hereunder.

Section 22. Taxes and Other Charges. The Manager shall timely pay all taxes, license fees, assessments (whether general or special and whether imposed by any Governmental Authority, land restriction or otherwise), service payments (in lieu of taxes), or other similar impositions levied against the Stark Port Public Roadway or any part thereof or the operation thereof, directly to the taxing or assessing authority, unless otherwise directed in writing by the Port Authority.

Section 23. Notices. All notices, reports or other documents delivered required to be provided in writing under this Agreement shall be delivered in person, by overnight delivery service or by United States certified mail, postage prepaid, return receipt requested, to the Notice Address of the recipient (or such other address as a party may specify in a written notice delivered in accordance with this Section).

Section 24. Amendments. This Agreement shall not be changed, modified, discharged or extended except by written instrument executed by the parties hereto. No amendment to this Agreement shall be effective unless (i) the City shall have been provided at least 30 days’ notice of such amendment and, having received such notice, the City shall have consented in writing or failed to object to such amendment and (ii) the parties hereto shall deliver to the Trustee an Opinion of Bond Counsel that such amendment or compliance by the parties with the terms thereof will not adversely affect the exclusion from gross income for federal income tax purposes of the interest on the Bonds, cause the interest on the Bonds, or any portion thereof, to become an item of tax preference for purposes of the alternative minimum tax imposed on individuals and corporations under the Code, or cause the Bonds to be or become “private activity bonds” within the meaning of Section 141 of the Code.

Section 25. Miscellaneous. Each party hereto agrees that no representations, warranties or approvals of any type shall be binding upon any party hereto unless expressly authorized in writing by such party. This Agreement does not constitute Manager as the agent or representative of the Port Authority or the City for any purpose whatsoever. Neither a partnership nor a joint venture is created hereby. The headings of Sections and paragraphs, to the extent used herein, are used for reference only, and in no way define, limit or describe the scope or intent of any provisions hereof.

To the extent that any provision of this Agreement requires the Port Authority to give its approval or to take actions, such approvals may be given or actions taken on behalf of the Port Authority by the Authorized Authority Representative. To the extent that any provision of this Agreement requires City approval or consent, it is intended that such requirement be for the approval or consent of the Authorized City Representative.

This Agreement, together with the Exhibit and Attachment hereto, constitutes the entire agreement of the parties on the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State.

In the event any terms or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same has been held to be invalid, illegal or unenforceable, had never been contained herein.

All covenants, stipulations, obligations and agreements of the Port Authority contained in this Agreement shall be effective to the extent authorized and permitted by applicable law. No such covenant, stipulation, obligation or agreement shall be deemed to be a covenant, stipulation, obligation or agreement of any present or future member, officer, agent or employee of the Port Authority or its Legislative Authority in other than his or her official capacity. Neither the members of the Legislative Authority nor any official executing this Agreement shall be liable personally on this Agreement or be subject to any personal liability or accountability by reason of its execution and delivery. Any obligation of the Port Authority created by or rising out of this Agreement shall never constitute a general obligation, debt or bonded indebtedness, or a pledge of the general credit, of the Port Authority or give rise to any pecuniary liability of the Port Authority but shall be payable solely out of the Pledged Revenues, and the Port Authority shall be required to perform any such obligation only to the extent that Pledged Revenues are available therefor.

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IN WITNESS WHEREOF, the Port Authority and HOFV Newco each has caused this Agreement to be executed by its duly authorized representatives as of the date first above written.

STARK COUNTY PORT AUTHORITY

By:	/s/ Susan S. Steiner
Susan S. Steiner, Vice Chairperson

and by:	/s/ Brant Luther
Brant Luther, Secretary

HOF VILLAGE NEWCO, LLC

By:	/s/ Michael Crawford
Michael Crawford, Chief Executive Officer

CERTIFICATE

The undersigned officers of the Stark County Port Authority (the “Port Authority”) hereby certify that the money, if any, required to meet the obligations of the Port Authority during the year 2023 under the foregoing has been lawfully appropriated by the Board of Directors of the Port Authority for such purpose and is in the treasury of the Port Authority or in the process of collection to the credit of an appropriate fund, free from any previous encumbrances. The obligations of the Port Authority under this instrument are limited as provided herein. This Certificate is given in compliance with Sections 5705.41 and 5705.44, Ohio Revised Code.

/s/ Brant Luther
Brant Luther, Secretary
Stark County Port Authority

/s/ Ray Hexamer
Ray Hexamer, Assistant Treasurer
Stark County Port Authority

Dated:          __, 2023

JOINDER OF HOFRECO

Hall of Fame Resort & Entertainment Company, a Delaware corporation authorized to transact business in the State of Ohio (“HOFREco”), in consideration of the benefits to be realized by HOFREco from the issuance, sale and delivery by the Stark County Port Authority (the “Port Authority”) of its Series 2023 Bonds (as defined in the foregoing Maintenance and Management Agreement (Stark Port Public Roadway) (the “Agreement”)) and for other good and valuable consideration received by HOFREco, hereby joins in the execution and delivery of the Agreement, for the purpose of acknowledging the terms of the Agreement and covenanting and agreeing, by this Joinder, that it will fulfill and perform all of the obligations imposed expressly upon it (i) under the Agreement or (ii) under the Cooperative Agreement or the Operation and Maintenance Agreement by virtue of the execution and delivery of the Agreement and this Joinder therein.

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

	By:	/s/ Michael Crawford
Dated: February__ , 2023		Michael Crawford, Chief Executive Officer

CONSENT

The City of Canton, Ohio (the “City”), without assuming any obligations or liability hereunder, hereby consents to the execution and delivery by the Stark County Port Authority (the “Port Authority”) and HOF Village Newco, LLC, a Delaware limited liability company (“HOFV Newco”), of the foregoing Maintenance and Management Agreement (Stark Port Public Roadway) (the “Agreement”), delegating the maintenance and management of the Stark Port Public Roadway by the Stark County Port Authority to HOF Village Newco, LLC. Notwithstanding the terms and conditions of the Agreement, the City acknowledges that the execution thereof shall not limit, release or otherwise alter any of the City’s rights and/or obligations under the Operation and Maintenance Agreement or limit, release or otherwise alter any of the rights and/or obligations of the Port Authority, or of HOFV Newco, under the Operation and Maintenance Agreement.

CITY OF CANTON, OHIO

By:	/s/ Thomas Bernabei
Thomas Bernabei, Mayor

Dated: February__ , 2023

EXHIBIT A

STARK PORT PUBLIC ROADWAY SITE LEGAL DESCRIPTION

Parcel 1 (Stark Port North Roadway Site):

That portion of the Village Roadway Parcel (as described in the Cooperative Agreement) more particularly described as follows (being a portion of Stark County Auditor Parcel No. 10015059):

Situated in the City of Canton, Stark County, and State of Ohio, and being part of OL 1477 as shown on the plat recorded in instrument number 202203250013418 of the Stark County Records, and being more fully bounded and described as follows:

Beginning at a point on the easterly line of Clarendon Avenue (50 feet) at a northwesterly corner of said OL 1477;

Course No. 1: thence South 88°22’26” East along a northerly line of OL 1477, a distance of 462.50 feet to a point of curvature;

Course No. 2: thence northeasterly along the said northerly line of OL 1477 and along the arc of a curve deflecting to the left, a distance of 32.99 feet to a point of tangency, said curve having a radius of 21.00 feet, a delta of 90°00’00” and a chord distance of 29.70 feet bearing North 46°37’34” East;

Course No. 3: thence North 01°37’34” East along a westerly line of OL 1477, a distance of 644.12 feet to a point of curvature;

Course No. 4: thence Northwesterly along a westerly line of OL 1477 and along the arc of a curve deflecting to the left, a distance of 39.44 feet to a point, said curve having a radius of 47.54 feet, a delta of 47°32’09” and a chord distance of 38.32 feet bearing North 24°25’59” West;

Course No. 5: thence North 39°30’33” East, a distance of 14.00 feet to a point;

Course No. 6: thence South 64°03’46” East, a distance of 40.32 feet to a point of curvature;

Course No. 7: thence southeasterly along the arc of a curve deflecting to the left, a distance of 68.79 feet to a point of tangency, said curve having a radius of 68.79 feet, a delta of 46°21’59” and a chord distance of 66.92 feet bearing South 87°14’46” East;

Course No. 8: thence North 69°34’15” East, a distance of 7.90 feet to a point;

Course No. 9: thence South 23°10’59” East, a distance of 14.00 feet to a northerly corner of OL 1478 as shown on said plat;

Course No. 10: thence southwesterly along an easterly line of OL 1477 and along the arc of a curve deflecting to the left, a distance of 81.45 feet to a point of tangency, said curve having a radius of 71.51, a delta of 65°15’40” and a chord distance of 77.12 feet bearing South 35°10’04” West;

Course No. 11: thence South 01°37’34” West along said easterly line of OL 1477, a distance of 1269.82 feet to a point of curvature;

Course No. 12: thence southeasterly along said easterly line of OL 1477 and along the arc of a curve deflecting to the left, a distance of 59.11 feet to a point of tangency, said curve having a radius of 472.50, a delta of 07°10’04” and a chord distance of 59.07 feet bearing South 01°57’28” East;

Course No. 13: thence South 05°32’30” East along said easterly line of OL 1477, a distance of 228.39 feet to a point of curvature;

Course No. 14: thence southeasterly along said easterly line of OL 1477 and along the arc of a curve deflecting to the right, a distance of 65.99 feet to a point of tangency at the southwesterly corner of OL 1480 as shown on said plat, said curve having a radius of 527.50 feet, a delta of 07°10’04” and a chord distance of 65.95 feet bearing South 01°57’28” East;

Course No. 15: thence South 01°37’34” West along said easterly line of OL 1477, a distance of 0.29 foot;

Course No. 16: thence North 88°34’05” West along a southerly line of OL 1477, a distance of 66.00 feet to the southeast corner of OL 1482;

Course No. 17: thence North 01°37’34” East along a westerly line of OL 1477, a distance of 0.51 foot to a point of curvature;

Course No. 18: thence northwesterly along said westerly line of OL 1477 and along the arc of a curve deflecting to the left, a distance of 57.73 feet to a point of tangency, said curve having a radius of 461.50, a delta of 01°57’28” and a chord distance of 57.70 feet bearing North 01°57’28” West;

Course No. 19: thence North 05°32’30” West along said westerly line of OL 1477, a distance of 228.39 feet to a point of curvature;

Course No. 20: thence north northwesterly along a westerly line of OL 1477 and along the arc of a curve deflecting to the right, a distance of 67.37 feet to a point of tangency, said curve having a radius of 538.50, a delta of 07°10’04” and a chord distance of 67.32 feet bearing North 01°57’28” West;

Course No. 21: thence North 01°37’34” East along said westerly line of OL 1477, a distance of 574.16 feet to a point of curvature;

Course No. 22: thence northwesterly along said westerly line of OL 1477 and along the arc of a curve deflecting to the left, a distance of 32.99 feet to a point of tangency, said curve having a radius of 21.00 feet, a delta of 90°00’00” and a chord distance of 29.70 feet bearing North 43°22’26” West;

Course No. 23: thence North 88°22’26” West along a southerly line of OL 1477, a distance of 462.50 feet to a point on said easterly line of Clarendon Avenue;

Course No. 24: thence North 01°37’34” East along the said easterly line of Clarendon Avenue, a distance of 56.00 feet to the Place of Beginning of the parcel of land herein described, containing 3.2315 acres of land according to a survey by Atwell LLC under the supervision of Alex E. Marks PS 8616 and being the same more or less and being subject to all legal highways and easements.

Parcel 2 (South Gateway Roadway Site):

Situated in the City of Canton, Stark County, and State of Ohio, and being part of OL 1380 and 705 as shown on the replat recorded in Instrument Number 201602170005863 of the Stark County Records, and being more fully bounded and described as follows:

Beginning at a point on the northerly line of 17th Street (50 feet) at the southeasterly corner of said OL 1380;

Course No. 1: thence North 88°02’18” West along the northerly line of said 17th Street, a distance of 60.19 feet to a point;

Course No. 2: thence North 01°37’34” East, a distance of 495.65 feet to a point on the northerly line of OL 1380;

Course No. 3: thence South 88°34’05” East along the northerly line of OL 1380, a distance of 60.19 feet to a point;

Course No. 4: thence South 01°37’34” West, a distance of 496.21 feet to the Place of Beginning of the parcel of land herein described, containing 0.6853 acre of land according to a survey by Atwell LLC under the supervision of Alex E. Marks PS 8616 and being the same more or less and being subject to all legal highways and easements.

Depiction of Stark Port Public Roadway Site